EXHIBIT 99.1
Double Eagle Petroleum Company

P. O. Box 766 · Casper, WY 82602 · 1-307-237-9330 · Fax: 1-307-266-1823
FOR RELEASE AT 8:30 AM EST
Date: January 18, 2007
Double Eagle Petroleum Reports Christmas Meadows Update
Casper, Wyoming — Double Eagle Petroleum Co. (NASDAQ: DBLE) reported today that the Table Top Unit #1 well at the Christmas Meadows Prospect, was at 14,388 feet and drilling ahead at 4 AM on January 18, 2007. The Greater Green River Basin plate was penetrated at a depth of approximately 13,400 feet and approximately 718 feet of Hilliard Shale was drilled before the top of the Frontier Formation appears to have been encountered at 14,118 feet. The top of the Frontier is approximately 3,000 feet structurally high to the stratigraphic equivalent in the 1975 American Quasar Cow Hollow Unit #1 well that is eight miles to the northeast of the Table Top Unit #1 well. The Cow Hollow Unit #1 well had oil shows in the second Frontier sandstones and is the closest well that penetrated the Green River Basin plate. The well was deemed not to be capable of commercial production. At the Table Top Unit #1 well, the first Frontier sandstone was encountered at a depth of 14,240 feet versus a depth of 17,160 feet in the Cow Hollow Unit #1 well. Also at Table Top, the first Frontier sandstones, siltstones and coals have small gas kicks with fluorescence and cuts. The sandstones appear to be clay filled and tight. Within the next few days, the second Frontier sandstones are expected to be encountered at approximately 14,750 feet in the Table Top Unit #1 well. Within the Greater Green River Basin, these sandstones are excellent producing reservoirs on the Moxa Arch that is approximately thirty miles to the northeast of Table Top.
Double Eagle has 24.89% working interest and is the operator of the Table Top Unit #1 well. After payout, Double Eagle’s working interest would increase to 30.30%. The 16,000 foot wildcat is scheduled to reach total depth by mid-February 2007. It was spudded on September 8, 2006.
Stephen H. Hollis, CEO of Double Eagle, commented: “The Table Top Unit #1 well is running structurally high to the nearest penetration and hydrocarbons are present in this corner of the basin. The second Frontier and Dakota sandstones are good producing zones within the Greater Green River Basin and we look forward to seeing if they will produce in this structurally high corner of the basin.”
About Double Eagle
Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 90% of its production and reserves. The Company’s current development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. Its current exploration activities involve the Christmas Meadows Prospect in northeastern Utah as well as the Cow Creek Unit Deep and South Fillmore prospects in southwestern Wyoming.
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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements.

Company Contact:
John Campbell	Steve Hollis, President
(303) 794-8445	(307) 237-9330